January 7, 2020

William B. Furr
Chief Executive Officer
Hilltop Holdings Inc.
2323 Victory Avenue, Suite 1400
Dallas, TX 75219

       Re: Hilltop Holdings Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed February 15, 2019
           Form 8-K
           Filed October 31, 2019
           File No. 001-31987

Dear Mr. Furr:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Finance